Exhibit 99.1

    FIRST CASH FINANCIAL SERVICES REPORTS 31% INCREASE IN FOURTH QUARTER EPS;
          RECORDS 20TH CONSECUTIVE QUARTER OF DOUBLE-DIGIT EPS GROWTH;
                      EARNINGS GUIDANCE INITIATED FOR 2006

     ARLINGTON, Texas, Jan. 24 /PRNewswire-FirstCall/ -- First Cash Financial Services, Inc. (Nasdaq: FCFS) today announced record-setting revenues, net income and earnings per share for the three months and year ended December 31, 2005. This marked the Company's 20th consecutive quarter to achieve double-digit earnings per share growth. In addition, the Company announced initial earnings guidance for Fiscal 2006.

     Earnings

     * Diluted earnings per share for the fourth quarter of 2005 were $0.47, a 31% increase compared to $0.36 diluted earnings per share in the fourth quarter of 2004.

     * Diluted earnings per share for Fiscal 2005 were $1.53. This represents 25% growth over 2004 diluted earnings per share of $1.22.

     * Net income for the fourth quarter of 2005 was $7.7 million, a 27% gain over fourth quarter 2004 net income of $6.1 million. Net income for Fiscal 2005 was $25.4 million, compared to $20.7 million for Fiscal 2004, an increase of 23%.

     Revenues

     * Consolidated revenues for the fourth quarter of 2005 increased 18%, totaling $60 million, compared to $51 million in the comparative 2004 period. Total revenues for Fiscal 2005 were $208 million, compared to $180 million for Fiscal 2004, representing an increase of 16%.

     * Same-store revenues for the fourth quarter of 2005 increased 11% over the comparable prior-year period. The same-store revenue increases were realized across all major revenue lines, which include merchandise sales, pawn service fees, and payday advance/ credit services fees.

     * Pawn service fees increased 22% in the fourth quarter of 2005 compared to the prior year, while aggregate short-term advance and credit services fees increased 19% over the same period. For the year, revenues from pawn service fees and short-term advance/credit services fees increased by 18% and 12%, respectively.

     * Total merchandise sales for the fourth quarter of 2005 were up 17% over the same quarter of 2004, and increased 18% for all of 2005 compared to the prior year. Retail sales, which are net of non-retail sales of scrap jewelry, increased by 18% and 16% for the quarter and full year, respectively, as compared to the same prior-year periods. Scrap jewelry sales for the fourth quarter increased from $4.9 million in 2004 to $5.4 million in 2005 and also increased for the full year from $16.7 million in 2004 to $20.8 million in 2005.

     Store Count & Asset Growth

     * The Company opened 50 new stores during 2005, bringing the total store count to 328 units at December 31, 2005. In addition, the Company operates 40 financial services kiosks located inside convenience stores.

     * Total pawn receivables increased 17%, from $23.4 million at December 31, 2004, to $27.3 million at December 31, 2005. Pawn receivables in the Company's Mexico stores increased by 30% over the past twelve months, while pawn receivables in its U.S. stores increased by 11% over the same period.

     * During the third quarter of 2005 the Company transitioned its short term advance product in all Texas locations from a bank-funded payday loan model to its new credit services product. As of December 31, 2005, the Company's credit services customers had current loans outstanding with an independent lender in the amount of $10.7 million. The combined payday advance and credit services-originated loan balances at year end increased 11% compared to the prior year.

     Operating Metrics

     * The consolidated operating margin, calculated as income before taxes as a percentage of revenues, improved to 19.7% for the current quarter, compared to 18.9% for the same period of 2004. For the full year of 2005, the operating margin increased to 19.1%, compared to 18.3% in 2004.

     * The Company's return on stockholders' equity increased to 16.6% in Fiscal 2005, compared to 15.4% in Fiscal 2004.

     * Gross margins on total merchandise sales for the fourth quarter of 2005 were 40%, a gain over the 39% margin recorded in the prior-year quarter. For the year, gross margins on merchandise sales were 40%, which was consistent with the prior year. Retail merchandise sales margins, which exclude bulk sales of scrap jewelry, were 44% for the fourth quarter of 2005, an increase over the 43% margin in the prior year. For the full year, retail margins were 44% in both 2005 and 2004.

     * Inventory turns for Fiscal 2005 improved to 3.2 times, compared to 3.1 in Fiscal 2004.

     * The payday advance and credit services loss provision increased from 21.4% of fees in Fiscal 2004 to 22.7% in Fiscal 2005. During the year, the Company received approximately $1.6 million from the sale of certain payday advance receivables written-off in 2004 and in prior years, which was recorded as a credit to the overall loss provision, as are all recoveries of receivables previously written-off. It is anticipated that sales of selected charged-off receivables, along with the implementation of other collection improvement initiatives, will continue into future periods for the purpose of ongoing reduction of the payday advance and credit services loss provision.

     Financial Position & Liquidity

     * Earnings before interest, taxes, depreciation and amortization (EBITDA) for Fiscal 2005 totaled $45.2 million, an increase of 22% compared to $37.0 million for Fiscal 2004. The Company provides a detailed reconciliation of this non-GAAP financial measure to net income elsewhere in this release.

     * Cash balances as of December 31, 2005 totaled almost $43 million, of which $24 million was invested in interest-bearing cash reserve accounts.

     * With total assets of $186 million and total liabilities of $23 million as of December 31, 2005, the ratio of total assets to total liabilities is 8 to 1, while the Company's current ratio stands at 7 to 1.

     2006 Outlook

     * The Company forecasts Fiscal 2006 diluted earnings per share to be in a range of $1.81 to $1.85. The mid-point of this forecast represents a 20% increase over 2005 diluted earnings per share.

     * Store openings in 2006 are expected to be in a range of 60 to 70 new locations. The Company expects to continue opening both pawn stores in Mexico and payday advance stores in the United States during 2006.

     Commentary & Analysis

     Mr. Alan Barron, Chief Executive Officer and Chief Operating Officer, commented on the Company's operating results, "We are pleased to report First Cash's operating results for Fiscal 2005, which was another record setting year for revenues, net income and earnings per share. Our fourth quarter revenue and earnings gains were particularly strong, which provides us tremendous momentum as we enter Fiscal 2006."

     First Cash achieved a number of significant milestones during 2005, such as in April, when the Company opened its 300th full-service store location. Annual revenues topped $200 million for the first time in Company history, and during 2005, the Company was recognized for the fourth consecutive year by Forbes Magazine as one of the 200 Best Small Companies. First Cash attained another milestone at year end 2005, when it recorded its 20th consecutive quarter, or five years, of double-digit earnings growth.

     The quality of the Company's revenue and earnings growth in 2005 was evidenced through continued improvements in operating leverage and cash flows. The Company's stock price performance in 2005 was also strong in a year that most competitors in the specialty consumer finance sector had flat or negative stock price performance. Management believes that this is a direct result of First Cash's focus on consistent quality growth delivered across multiple product lines and geographic markets.

     The Company continues to execute its successful long-term expansion strategy, which is focused on new store openings in high-potential markets in the U.S. and Mexico. Significantly, the new stores opened in 2005 are ramping up to profitability at a faster rate than the comparable class of stores opened in 2004. During 2006, the Company anticipates that it will open new stores in additional states and/or regions in both the U.S. and Mexico.

     The strong financial position of the Company provides flexibility for continued growth and investment. First Cash utilized operating cash flows in 2005 to fund store expansion activities and loan growth, while also repurchasing approximately $11 million of its stock. Additionally, the Company had no interest bearing debt during 2005 and significantly increased its invested cash reserve positions throughout the year.

     In summarizing the Company's expectations for 2006 and beyond, Mr. Barron said, "First Cash is well-positioned for significant future growth in earnings, revenues and new store locations. Our core business model for both the pawn and payday advance products continues to deliver proven earnings growth and generates exceptional cash flows. The improved revenue and profit streams, affected in part due to the introduction of the credit services product during the second half of 2005, will be in place for the full 2006 fiscal year. We are excited as well about new expansion markets in both our U.S. and Mexico operating regions where we have built the capability and capacity to efficiently expand at a record rate in 2006. Our balance sheet is strong and we have the flexibility and resources to make future strategic investments in our infrastructure and to pursue new business and revenue opportunities as they arise. In short, we have high expectations for substantial future growth and confidence in our ability to continue delivering long-term value for our shareholders."

     Forward-Looking Information

     This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, store openings, loss provisions, future liquidity and cash flows. These statements are made to provide the public with management's assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in consumer borrowing and repayment behaviors, changes or increases in competition, the ability to locate, open and integrate new stores, the ability to integrate and operate as a credit services organization in Texas, the ability to successfully refer credit services customers to an independent lender who can provide credit to these customers, new legislative initiatives or governmental regulations or changes to existing regulations affecting payday advance businesses, credit services organizations and pawn businesses in both the U.S. and Mexico, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in foreign currency exchange rates, future business decisions, and other uncertainties. These and other risks and uncertainties are indicated in the Company's 2004 Annual Report on Form 10-K and updated in subsequent quarterly reports on Form 10-Q.

     About First Cash

     First Cash Financial Services, Inc. and its subsidiaries are engaged in the operation of pawn and consumer credit stores, which lend money on the collateral of pledged personal property, retail previously-owned merchandise acquired through loan forfeitures, provide payday advances, and offer other financial and credit services products. The Company owns and operates stores in eleven U.S. states and seven states in Mexico. First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 40 check- cashing and financial services kiosks located inside convenience stores.

     First Cash has been recognized for four consecutive years by Forbes magazine as one of its "200 Best Small Companies." This annual ranking is based on a combination of profitability and growth performance measures over the most current one and five-year periods. First Cash was also recently ranked for the second consecutive year by Fortune Small Business magazine on the "FSB 100:
America's Fastest-Growing Small Public Companies." First Cash's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FCFS" and it is a component Company in the Russell 2000 Index.

                       FIRST CASH FINANCIAL SERVICES, INC.

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                      Quarter Ended                    Year Ended
                                       December 31,                    December 31,
                               ----------------------------    ----------------------------
                                   2005            2004            2005            2004
                               ------------    ------------    ------------    ------------
                                        (unaudited)             (unaudited)
                                         (in thousands, except per share amounts)
Revenues:
  Merchandise sales            $     29,917    $     25,642    $    102,139    $     86,745
  Pawn service fees                  11,565           9,487          40,820          34,663
  Short-term advance and
   credit services fees              17,750          14,936          60,881          54,123
  Check cashing fees                    712             714           2,900           3,030
  Other                                 197             322           1,035           1,252
                                     60,141          51,101         207,775         179,813

Cost of revenues:
  Cost of goods sold                 18,054          15,726          61,659          52,056
  Short-term advance and
   credit services loss
   provision                          4,952           3,146          13,808          11,559
  Check cashing returned
   items expense                         95              73             301             252
                                     23,101          18,945          75,768          63,867

Gross profit                         37,040          32,156         132,007         115,946

Expenses:
  Store operating expenses           17,931          16,340          67,430          61,063
  Administrative expenses             5,736           4,967          19,412          17,837
  Depreciation                        1,609           1,191           5,804           4,173
  Interest expense                      ---              13             ---              73
  Interest income                      (100)            (25)           (317)            (67)
                                     25,176          22,486          92,329          83,079

Income before income taxes           11,864           9,670          39,678          32,867
Provision for income taxes            4,143           3,578          14,295          12,161

Net income                     $      7,721    $      6,092    $     25,383    $     20,706

Net income per share:
  Basic                        $       0.49    $       0.39    $       1.61    $       1.31
  Diluted                      $       0.47    $       0.36    $       1.53    $       1.22

Weighted average common
 shares outstanding:
  Basic                              15,700          15,801          15,753          15,754
  Diluted                            16,587          16,931          16,612          17,034

                       FIRST CASH FINANCIAL SERVICES, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                        December 31,
                                                ----------------------------
                                                    2005            2004
                                                -------------   ------------
                                                 (unaudited)
                                                       (in thousands)
ASSETS:
  Cash and cash equivalents                     $      42,741   $     26,232
  Service fees receivable                               4,176          4,512
  Pawn receivables                                     27,314         23,429
  Short-term advance receivables                        6,488         15,465
  Inventories                                          21,987         17,644
  Prepaid expenses and other current assets             5,430          3,649
    Total current assets                              108,136         90,931

  Property and equipment, net                          23,565         17,376
  Goodwill                                             53,237         53,237
  Other                                                 1,016            799
                                                $     185,954   $    162,343

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accounts payable                              $         908   $        856
  Accrued liabilities                                  13,722          8,686
    Total current liabilities                          14,630          9,542

  Deferred income taxes payable                         8,616          8,755
    Total liabilities                                  23,246         18,297
  Stockholders' equity                                162,708        144,046
                                                $     185,954   $    162,343

                              STORE COUNT ACTIVITY

     The following table details store openings and closings for the quarter and year ended December 31, 2005:

                                    Quarter Ended Dec. 31, 2005            Year Ended Dec. 31, 2005
                                ----------------------------------    ----------------------------------
                                              Payday                                Payday
                                  Pawn        Advance      Total        Pawn        Advance      Total
                                 Stores       Stores      Stores       Stores       Stores      Stores
                                ---------    ---------   ---------    ---------    ---------   ---------
     Beginning of
      period count                    219           94         313          197           87         284
     New stores opened                  8            8          16           35           15          50
     Stores closed or
      consolidated                     (1)         ---          (1)          (6)         ---          (6)
     End of period
      count                           226          102         328          226          102         328

     For the quarter and year ended December 31, 2005, the Company's 50% owned joint venture, Cash & Go, Ltd., operated a total of 40 kiosks located inside convenience stores in the state of Texas, which are not included in the above chart. No kiosks were opened or closed during Fiscal 2005.

                       FIRST CASH FINANCIAL SERVICES, INC.

                UNAUDITED NON-GAAP FINANCIAL INFORMATION - EBITDA

     EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles ("GAAP"), and the items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered as an alternative to net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of net income to EBITDA (amounts in thousands):

                                                 Year Ended December 31,
                                                ------------------------
                                                   2005          2004
                                                ----------    ----------

      Net income                                $   25,383    $   20,706
      Adjustments:
        Interest expense                               ---            73
        Interest income                               (317)          (67)
        Depreciation                                 5,804         4,173
        Income taxes                                14,295        12,161

     Earnings before interest, income taxes,
      depreciation and amortization             $   45,165    $   37,046

SOURCE  First Cash Financial Services, Inc.
    -0-                             01/24/2006
    /CONTACT: Rick Wessel, President, or Doug Orr, Executive Vice President & Chief Financial Officer, both of First Cash Financial Services, Inc., +1-817-505-3199, or investorrelations@firstcash.com /
    /Web site:  http://www.firstcash.com /